Exhibit 5.1
O’Melveny & Myers LLP Letterhead

July 10, 2007

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re:     Registration of Securities of Sun Healthcare Group, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Sun Healthcare Group, Inc., a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer to exchange up to $200,000,000 aggregate principal amount of the Issuer’s 9 1/8% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Issuer’s outstanding 9 1/8% Senior Subordinated Notes due 2015 (the “Old Notes”), with the Exchange Notes to be guaranteed (the “Guarantees”) by each of the parties listed in the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.     The Exchange Notes, when issued, executed, delivered and authenticated in accordance with the terms of the Exchange Offer (as defined in the Registration Statement) and the Indenture, dated as of April 12, 2007, among the Issuer, the subsidiaries of the Issuer named therein and Wells Fargo Bank, National Association, as Trustee, as amended (the “Indenture”), will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.     Assuming due authorization of the Guarantees by the Guarantors, when the Exchange Notes have been issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Guarantee of each Guarantor with respect to the Exchange Notes will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), the effect of the eighth article of the certificate of incorporation of Lawter International Inc., and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion is limited to the present federal law of the United States, the present law of the State of New York, and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

O’MELVENY & MYERS LLP